Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

Dated as of June 26, 2006

with respect to that certain

CREDIT AGREEMENT

Dated as of March 3, 2003

among

SIERRA HEALTH SERVICES, INC.,

as Borrower,

and

Certain Subsidiaries of the Borrower from time to time party hereto,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer,

and

The Other Lenders Party Hereto

US BANK, N.A.

and

CALYON NEW YORK BRANCH

(formerly known as Credit Lyonnais New York Branch),

as

Syndication Agents,

THE BANK OF NEW YORK,

JPMORGAN CHASE BANK,

HARRIS N.A.

and

WELLS FARGO BANK, N.A.,

as

Documentation Agents

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of June 26, 2006 among (i) SIERRA HEALTH SERVICES, INC., a Nevada corporation (the "Borrower"), (ii) the subsidiaries of the Borrower identified as Guarantors on the signature pages hereto, (iii) the Lenders identified on the signature pages hereto and (iv) BANK OF AMERICA, N.A., as Administrative Agent (the "Administrative Agent"). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement referred to below.

RECITALS

A. A Credit Agreement dated as of March 3, 2003 (as amended by that certain First Amendment to Credit Agreement dated as of September 5, 2003, that certain Second Amendment to Credit Agreement dated as of January 26, 2004, that certain Third Amendment to Credit Agreement dated as of May 27, 2004, that certain Fourth Amendment to Credit Agreement dated as of October 19, 2004, and as further amended or modified, the "Credit Agreement") has been entered into by and among the Borrower, the Guarantors party thereto (the "Guarantors"), the financial institutions party thereto (the "Lenders") and the Administrative Agent.

B. The Borrower has requested that (i) the Lenders amend certain provisions of the Credit Agreement by making certain modifications thereto and (ii) the aggregate Commitments under the Credit Agreement be increased to $250,000,000 (which increase shall be provided by certain of the existing Lenders and New Lenders (as defined herein) in accordance with the revised Schedule 2.01 attached hereto as Exhibit B). The Aggregate Commitments in effect prior to the Fifth Amendment Effective Date (as defined herein) are $140,000,000.

C. The Lenders (including the New Lenders, as applicable) have agreed to the requested amendments to the Credit Agreement and to the increase to the Commitments on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Credit Agreement.

(a) Amendment to Recitals. The second recital paragraph in the Credit Agreement is hereby amended by deleting the reference to "$65,000,000" and replacing it with a reference to "$250,000,000".

(b) Amendments to Section 1.01. The following defined terms and related definitions are hereby amended as follows:

(i) The definition of "Aggregate Commitments" in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

""Aggregate Commitments" means, the Commitments of all the Lenders. The initial amount of the Aggregate Commitments in effect on the Fifth Amendment Effective Date is TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

(ii) The definition of "Applicable Rate" in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

""Applicable Rate" means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating	Eurodollar Rate Loans and Letter of Credit Fee	Base Rate Loans	Facility Fee	All-In Drawn Cost for Eurodollar Rate Loans
1	>BBB	0.400%	0.000%	0.100%	0.500%
2	BBB-	0.500%	0.000%	0.125%	0.625%
3	BB+	0.600%	0.000%	0.150%	0.750%
4	<BB	0.800%	0.000%	0.200%	1.000%

For purposes hereof, "Debt Rating" means, as of any date of determination, the rating as determined by either S&P or Fitch (collectively, the "Debt Ratings") of the Borrower's non-credit-enhanced, senior secured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the lower of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 4 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, (i) if such Debt Rating is provided by S&P, then the Pricing Level for such Debt Rating shall apply and (ii) if the Debt Rating is provided by Fitch, then the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, then the Consolidated Leverage Ratio shall be used in lieu of the Debt Rating for purposes of determining the Pricing Level as follows:

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans and Letter of Credit Fee	Base Rate Loans	Facility Fee	All-In Drawn Cost for Eurodollar Rate Loans
1	< 0.50x	0.500%	0.000%	0.125%	0.625%
2	= 0.50x but < 1.00x	0.600%	0.000%	0.150%	0.750%
3	=1.00x but < 1.50x	0.700%	0.000%	0.175%	0.875%
4	= 1.50x	0.900%	0.000%	0.225%	1.125%

Commencing on the Fifth Amendment Effective Date, the Applicable Rate shall be determined based upon Pricing Level 3 (as set forth in the Debt Rating pricing grid set forth above). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 7.03(f) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. In the event the Borrower does not have any Debt Rating and the Consolidated Leverage Ratio is being used in lieu of the Debt Rating for purposes of determining the Pricing Level, then, commencing on the date of withdrawal of such Debt Rating(s) by the relevant ratings agency(ies), (i) the applicable Consolidated Leverage Ratio shall be as determined based on the most recently delivered Compliance Certificate and (ii) any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 (as set forth in the Consolidated Leverage Ratio pricing grid set forth above) shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, but only until such Compliance Certificate is actually delivered.

(iii) The definition of "Audited Financial Statements" in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to "2003" therein and replacing it with a reference to "2005".

(iv) The definition of "Excluded Property" in Section 1.01 of the Credit Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following:

"(a) any owned real Property which has a net book value of less than $2,000,000, provided that the aggregate net book value of all real Property of all of the Loan Parties excluded pursuant to this clause (a) shall not exceed $6,000,000,"

(v) The definition of "Maturity Date" in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

""Maturity Date" means June 26, 2011."

(c) Further Amendments to Section 1.01. The following defined terms and related definitions are hereby inserted into Section 1.01 of the Credit Agreement in appropriate alphabetical order:

""Borrower Materials" has the meaning set forth in Section 7.02."

""Debt Rating" has the meaning set forth in the definition of "Applicable Rate.""

""Fifth Amendment Effective Date" means June 26, 2006, which is the effective date of the Fifth Amendment to this Agreement."

""Fitch" means Fitch Ratings and any successor thereto."

""Information" has the meaning set forth in Section 7.02."

""LTACH Facility" means a long term acute care and subacute hospital facility to be developed on terms substantially similar to the following: (a) such facility will be constructed on land owned by the Borrower and located adjacent to the Borrower's existing headquarters' campus during the 2007 or 2008 fiscal years in partnership with a to-be-determined joint venture partner with significant experience operating long term acute care and subacute hospital facilities (or similar facilities); (b) the Borrower's interest in such facility will be through two investment vehicles: (i) a real estate entity (A) that will be majority owned or otherwise controlled by the Borrower (directly or indirectly through its Subsidiaries), (B) that will become a Guarantor pursuant to Section 7.12, (C) that will pledge its assets (other than Excluded Property) to the Administrative Agent pursuant to Section 7.13, (D) that will own substantially all of the Property associated with the facility and (E) the Capital Stock of which (to the extent ultimately owned beneficially by the Borrower, directly or indirectly, it being understood that the Borrower need not beneficially own, directly or indirectly, all of the Capital Stock issued by such entity) will be: (x) owned directly by one or more Loan Parties and (y) pledged by such Loan Parties to the Administrative Agent pursuant to Section 7.13 and the terms of the Loan Documents, and (ii) an operating entity, (A) that may or may not be majority owned or otherwise controlled by the Borrower (directly or indirectly through its Subsidiaries), (B) the Capital Stock of which (to the extent ultimately owned beneficially by the Borrower, directly or indirectly, it being understood that the Borrower need not beneficially own, directly or indirectly, all of the Capital Stock issued by such entity) will be: (x) owned directly by one or more Loan Parties and (y) pledged by such Loan Parties to the Administrative Agent pursuant to Section 7.13 and the terms of the Loan Documents and (C) that will neither become a Guarantor pursuant to Section 7.12 nor pledge its assets to the Administrative Agent pursuant to Section 7.13."

""Platform" has the meaning set forth in Section 7.02."

""Public Lender" has the meaning set forth in Section 7.02."

""S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto."

(d) Amendment to Section 2.13. Section 2.13(a) of the Credit Agreement is hereby amended by deleting the reference therein to "$200,000,000" and replacing it with a reference to "$350,000,000".

(e) Amendment to Section 6.05(c). Clause (c) of Section 6.05 of the Credit Agreement is hereby amended in its entirety to read as follows:

"(c) During the period from December 31, 2005 to and including the Fifth Amendment Effective Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Fifth Amendment Effective Date."

(f) Amendment to Section 7.02. The final paragraph of Section 7.02 of the Credit Agreement is hereby amended in its entirety to read as follows:

"The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor." Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "PUBLIC."

(g) Amendment to Section 7.03. A new clause (f) shall be added to Section 7.03 of the Credit Agreement, immediately following clause (e) thereof, to read as follows:

"(f) Debt Rating. No later than two (2) Business Days after a Responsible Officer obtains knowledge of any such issuance of change, give notice to the Administrative Agent (by telephone, followed promptly by written notice transmitted by facsimile with a hard copy sent promptly thereafter) of any issuance of change (either expressly or pursuant to a letter from S&P or Fitch stating an "implied" rating), in rating by S&P or Fitch in respect of the Borrower's non-credit enhanced senior long-term debt (secured or unsecured), together with details thereof."

(h) Amendment to Section 7.15. The following amendments shall be made to Section 7.15 of the Credit Agreement:

(i) Clause (b)(i) of Section 7.15 of the Credit Agreement is hereby amended in its entirety to read as follows:

"(i) $200,000,000 (representing approximately 85% of Consolidated Net Worth as of March 31, 2006)"

(ii) Clause (b)(ii) of Section 7.15 of the Credit Agreement is hereby amended by deleting the reference to "June 30, 2004" and replacing it with a reference to "March 31, 2006".

(i) Amendment to Section 7.16. Clause (a) of Section 7.16 of the Credit Agreement is hereby amended by deleting the second parenthetical therein and replacing it with the following:

"(or such later date as the Administrative Agent shall reasonably determine, and in any event, with respect to those certain properties located at Azure & Riley and Grand Flamingo Center (as further described on Schedule 6.20(a) hereof), no later than September 30, 2006 (unless a contract covering the sale of such property has been executed prior to the end of such time period)),"

(j) Amendment to Section 8.01. Clause (t) of Section 8.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

"(t) Other Liens securing Indebtedness or other obligations not otherwise prohibited by this Agreement to the extent the aggregate amount of such Indebtedness and other obligations does not exceed two and one-half percent (2.5%) of the total assets of the Consolidated Parties as set forth on the consolidated balance sheet of the Consolidated Parties most recently delivered to the Administrative Agent in connection with a Compliance Certificate pursuant to Section 7.02(b)."

(k) Amendments to Section 8.02. The following amendments shall be made to Section 8.02 of the Credit Agreement:

(i) Clause (h) of Section 8.02 of the Credit Agreement is hereby amended in its entirety to read as follows:

"(h) So long as no Default or Event of Default shall have occurred and be continuing at the time of any such Investment, Investments consisting of equity holdings in Persons other than Subsidiaries in an aggregate amount not to exceed $20,000,000 individually and $40,000,000 in the aggregate;"

(ii) (x) The following is added to Section 8.02 as a new clause (i), (y) the existing clause (i) is hereby renamed accordingly as clause "(j)" and (z) any reference in the Credit Agreement to "Section 8.02(i)" shall be deemed replaced with a reference to "Section 8.02(j)":

"(i) Investments in (including in the form of a joint venture for) the LTACH Facility of up to $70,000,000 in the aggregate."

(iii) Clause (j)(iv) of Section 8.02 of the Credit Agreement is hereby amended by deleting the reference therein to "$10,000,000" and replacing it with a reference to "$15,000,000".

(l) Amendments to Section 8.03. The following amendments shall be made to Section 8.03 of the Credit Agreement:

(i) Clause (e) of Section 8.03 of the Credit Agreement is hereby amended by inserting the following parenthetical immediately following the second reference to "purchase":

"(or, in the case of the LTACH Facility, the construction)"

(ii) Clause (j) of Section 8.03 of the Credit Agreement is hereby amended by deleting the reference therein to "$150,000,000" and replacing it with a reference to "$200,000,000".

(iii) Clause (k) of Section 8.03 of the Credit Agreement is hereby amended by deleting the reference therein to "$10,000,000" and replacing it with a reference to "$25,000,000".

(m) Amendments to Section 8.05. Section 8.05 of the Credit Agreement is hereby amended by (i) deleting the reference therein to "$10,000,000" and replacing it with a reference to "$20,000,000" and (ii) deleting the reference therein to "$5,000,000" and replacing it with a reference to "$10,000,000".

(n) Amendments to Section 8.11. The following amendments shall be made to Section 8.11 of the Credit Agreement:

(i) Section 8.11 of the Credit Agreement is hereby amended by deleting the grid in its entirety and replacing it with the following:

Fiscal Year	Amount
2004	$30,000,000
2005	$35,000,000
2006	$37,000,000
2007	$40,000,000
2008	$45,000,000
2009	$50,000,000
2010	$50,000,000
2011	$50,000,000

(ii) Section 8.11 of the Credit Agreement is hereby further amended by (x) deleting the reference therein to "$5,000,000" and replacing it with a reference to "$10,000,000", (y) deleting the word "and" immediately before the reference to "2009" and replacing it with a "," and (z) inserting ", 2010 and 2011" immediately after the reference to "2009".

(iii) Section 8.11 of the Credit Agreement is hereby further amended by inserting the following at the end thereof:

"In addition to the amounts set forth in the table above, the Loan Parties may make additional capital expenditures of up to $70,000,000 in the aggregate for the construction of the LTACH Facility."

(o) Amendment to Section 8.12. Clause (b)(i)(y) of Section 8.12 of the Credit Agreement is hereby amended by deleting the reference therein to "$10,000,000" and replacing it with a reference to "$20,000,000".

(p) Amendment to Section 11.07. Clause (b) of Section 11.07 is hereby amended by deleting the phrase "of $3500" and replacing it with the phrase "as set forth in Schedule 11.07".

(q) The Credit Agreement is hereby further amended by inserting the following as a new Section 11.20:

"11.20 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. Borrower shall promptly, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act."

(r) The Credit Agreement is hereby further amended by inserting the following as a new Section 11.21:

"11.21 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm's-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship arising out of the transactions contemplated hereby; and (v) the Administrative Agent and Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty arising out of the transactions contemplated hereby other than claims relating to a breach of agency duty in connection with any agency powers expressly granted by a Loan Party to the Administrative Agent, and actually exercised by the Administrative Agent, under any of the Loan Documents, including with respect to any remedies exercisable thereunder upon the occurrence of an Event of Default; provided that any such claim shall remain subject to the terms of the Loan Documents."

(s) Amendments to Schedules to the Credit Agreement and Related Definitions and Representations and Warranties.

(i) Each of the Schedules set forth on Exhibit A hereto shall, as applicable, (x) replace in their entirety the respective corresponding Schedules to the Credit Agreement or (y) be added as a new Schedule to the Credit Agreement.

(ii) Sections 1.01, 6.05, 6.13, 6.20, 6.22, 6.23, 8.01, 8.02 and 8.03 of the Credit Agreement are hereby amended by deleting each reference therein to "Fourth Amendment Effective Date" and replacing it with a reference to "Fifth Amendment Effective Date".

2. Increase in the Aggregate Commitments and the Addition of New Lenders.

From and after the Fifth Amendment Effective Date, by execution of this Amendment, each Person identified on the signature pages hereto as a New Lender (a "New Lender") hereby acknowledges, agrees and confirms that such Person will be deemed to be a party to the Credit Agreement as amended hereby and a "Lender" for all purposes of the Credit Agreement as amended hereby and shall have all of the obligations of a Lender thereunder as if it had executed the Credit Agreement as amended hereby. Such Person hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Lenders contained in the Credit Agreement as amended hereby and in the other Loan Documents. Each of the Lenders (including the New Lenders) acknowledges and agrees that its Commitment as of the Fifth Amendment Effective Date is the amount set forth opposite such Person's name on Exhibit B attached hereto.

The Borrower shall prepay any Revolving Loans outstanding on the Fifth Amendment Effective Date (and pay any additional amounts required pursuant to Section 3.05 of the Credit Agreement) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments pursuant to this Amendment.

3. Amendments to Security Agreement.

(a) The definition of "Excluded Property" in Section 2 of the Security Agreement is hereby amended by adding the following immediately after clause (ii) thereof:

"and (iii) any General Intangibles and other Investment Property consisting of equity Investments in a Person permitted under Section 8.02(h) of the Credit Agreement, to the extent that the operating agreement, partnership agreement or other relevant governing documents or other contractual restrictions for such Person expressly prohibits the granting of a security interest therein or condition the granting of a security interest therein on the consent of a third party whose consent has not been obtained or would cause, or allow a third party to cause, the forfeiture of such property upon the granting of a security interest therein (other than to the extent that any such requirement or restriction would be rendered ineffective pursuant to Sections 9-407 or 9-408 of Revised Article 9 of the UCC), provided, however, that if such prohibition or the condition requiring such consent relates only to the foreclosure of a security interest or the exercise of other rights or remedies upon a default, then a security interest in such property shall be deemed to be granted by this Agreement subject to the condition that the consent of such third party is obtained by the Administrative Agent prior to foreclosure or exercising of its other rights or remedies hereunder as to which such consent is required."

(b) Section 4(a)(ii) of the Security Agreement is hereby amended by (i) adding "or other Investment Property" after each reference to "Subsidiary Equity" therein and (ii) adding the following clause to the end of the first sentence thereof:

"; provided that, in the case of any such certificate that has been issued in connection with an Investment made by such Obligor in accordance with the terms of Section 8.02(h) of the Credit Agreement, the applicable Obligor shall only be obligated to deliver such certificate to the Administrative Agent under this Section 4(a)(ii) to the extent the value of the Investment represented by such Investment Property is equal to or greater than $5,000,000."

4. Conditions Precedent to Effectiveness. The amendments to the Credit Agreement set forth herein shall be deemed effective as of the date hereof (the "Fifth Amendment Effective Date") when (and only when) each of the following conditions precedent has been satisfied:

(a) Amendment; Notes. The Administrative Agent shall have received (1) counterparts of this Amendment, which shall have been duly executed on behalf of the Borrower, each of the Guarantors, the Lenders under the Credit Agreement (including each of the New Lenders), and (2) in the case of each New Lender that has requested a Revolving Note, a Revolving Note (in the same (or substantially similar) form as originally executed) in favor of such Lender reflecting such New Lender's Commitment.

(b) Certificates and Resolutions. The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require (A) approving this Amendment, including the increase to the Aggregate Commitments (as required pursuant to Section 2.13 of the Credit Agreement), (B) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Fifth Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Fifth Amendment Effective Date) and (C) (x) certifying that the Organization Documents delivered on the Fourth Amendment Effective Date are true and complete as of the Fifth Amendment Effective Date, and no amendments or modifications have been made thereto since the Fourth Amendment Effective Date or (y) attaching copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel.

(c) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Fifth Amendment Effective Date and in form and substance reasonably satisfactory to the Administrative Agent: an opinion of (i) Morgan, Lewis & Bockius, special counsel to the Borrower and the Guarantors, covering enforceability of the Fifth Amendment to Credit Agreement, the Notes, the Credit Agreement and the Security Agreement as amended by this Amendment, non-contravention of material agreements, perfection of liens and other customary matters to be agreed upon; and (ii) internal Nevada counsel to the Borrower and the Guarantors, covering certain corporate matters and other matters to be agreed upon.

(d) Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Fifth Amendment Effective Date, in form and substance satisfactory to the Administrative Agent, stating that the conditions specified in Sections 2.13(b), 5.02(a) and 5.02(b) have been satisfied.

(e) Fees. Any fees required to be paid on or before the Fifth Amendment Effective Date shall have been paid.

(f) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Fifth Amendment Effective Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(g) Accuracy of Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Section 5 hereof shall be true and correct on and as of the Fifth Amendment Effective Date.

(h) No Default. No Default shall exist and be continuing as of the Fifth Amendment Effective Date.

(i) Board of Directors Approval. The Borrower shall have obtained approval from its Board of Directors to enter into this Fifth Amendment to Credit Agreement and the transactions related thereto.

(j) Pledged Equity. The Administrative Agent, on behalf of the Lenders, shall have received a pledge of the Borrower's Capital Stock in any joint venture or real estate investment entered into in connection with the construction of the LTACH Facility (or, in the event that such joint venture or real estate investment shall not have been entered into prior to the date upon which the other conditions of this Section 4 have been satisfied, after the entry into such joint venture or real estate investment).

(k) Regulatory Compliance.

The Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of each of the HMO Subsidiaries to the effect that such Subsidiary is in material compliance with the requirements of all applicable HMO Regulations and with all other Laws, except for such non compliance as could not reasonably be expected to have a Material Adverse Effect.

5. Representations and Warranties. Each of the Loan Parties hereby represents and warrants that:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Loan Party and constitutes such Loan Party's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited (x) by general principles of equity and conflicts of laws (whether enforcement is sought by proceedings in equity or at law) and (y) by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement, of creditors' rights.

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Loan Party of this Amendment (except for those which have been obtained on or prior to the Fifth Amendment Effective Date).

(d) The execution and delivery of this Amendment does not diminish or reduce its obligations under the Loan Documents (including, without limitation, in the case of each Guarantor, such Guarantor's guaranty pursuant to Article IV of the Credit Agreement) in any manner, except as specifically set forth herein.

(e) Such Loan Party has no claims, counterclaims, offsets, or defenses to the Loan Documents and the performance of its obligations thereunder, or if such Loan Party has any such claims, counterclaims, offsets, or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the Lenders' execution and delivery of this Amendment.

(f) No action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect.

(g) The representations and warranties contained in Article VI of the Credit Agreement, as amended hereby are correct in all material respects on and as of the date hereof as though made on and as of such date and after giving effect to the amendments contained herein (except to the extent relating specifically to a prior date).

(h) No Default or Event of Default exists on and as of the date hereof and after giving effect to the amendments contained herein.

6. Ratification of Credit Agreement. Except as expressly modified and amended in this Amendment, all of the terms, provisions and conditions of the Loan Documents shall remain unchanged and in full force and effect. The term "this Agreement" or "Credit Agreement" and all similar references as used in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as herein specifically agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

7. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen PLLC, special counsel to the Administrative Agent.

8. Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy or electronic mail shall be effective as an original.

9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10. Entirety. This Amendment and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties.

11. Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and any documents executed in connection herewith do not operate to reduce or discharge the Guarantors' obligations under the Credit Agreement or the other Loan Documents.

12. Affirmation of Liens. Each Loan Party affirms the liens and security interests created and granted by it in the Loan Documents (including, but not limited to, the Security Agreement) and agrees that this Amendment shall in no manner adversely affect or impair such liens and security interests.

13. Waiver. The Administrative Agent hereby acknowledges that for the period prior to the Fifth Amendment Effective Date, it shall be deemed to have previously used its discretion under Section 7.16 of the Credit Agreement to extend the date on which the Loan Parties must deliver a Mortgage with respect to each of the Azure & Riley and Grand Flamingo Center properties (as further described on Schedule 6.20(a) to the Credit Agreement), subject to the terms of this Amendment.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment, to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	SIERRA HEALTH SERVICES, INC.

By: /s/ Anthony M. Marlon, M.D.
Name: Anthony M. Marlon, M.D.
Title: Chief Executive Officer and President

GUARANTORS:	BEHAVIORAL HEALTHCARE OPTIONS, INC.

By: /s/ Darren G. D. Sivertsen
Name: Darren G. D. Sivertsen
Title: President

CII FINANCIAL, INC.

By: /s/ Kathleen M. Marlon
Name: Kathleen M. Marlon
Title: Chief Executive Officer and President

FAMILY HEALTHCARE SERVICES

By: /s/ Lynn Rosenbach
Name: Lynn Rosenbach
Title: President and Chief Operating Officer

FAMILY HOME HOSPICE, INC.

By: /s/ Lynn Rosenbach
Name: Lynn Rosenbach
Title: President and Chief Operating Officer

SIERRA NEVADA ADMINISTRATORS, INC. (formerly known as Nevada Administrators, Inc.)

By: /s/ Kathleen M. Marlon
Name: Kathleen M. Marlon
Title: President

SIERRA HEALTH HOLDINGS, INC.

By: /s/ Frank E. Collins
Name: Frank E. Collins
Title: President

SIERRA HEALTH-CARE OPTIONS, INC.

By: /s/ Darren G. D. Sivertsen
Name: Darren G. D. Sivertsen
Title: President

SIERRA HOME MEDICAL PRODUCTS, INC.

By: /s/ Darren G. D. Sivertsen
Name: Darren G. D. Sivertsen
Title: President

SOUTHWEST MEDICAL ASSOCIATES, INC.

By: /s/ Darren G. D. Sivertsen
Name: Darren G. D. Sivertsen
Title: Chief Executive Officer

SOUTHWEST REALTY, INC.

By: /s/ Anthony M. Marlon, M.D.
Name: Anthony M. Marlon, M.D.
Title: President

SIERRA FINANCIAL AGENCY, INC.

By: /s/ Kathleen M. Marlon
Name: Kathleen M. Marlon
Title: Chief Executive Officer and President

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., in its capacity as Administrative Agent

By: /s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A., in its capacity as a Lender

By: /s/ Zubin R. Shroff
Name: Zubin R. Shroff
Title: Vice President

LEHMAN COMMERCIAL PAPER INC.

By: /s/ Craig Malloy
Name: Craig Malloy
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Christian E. Stein III
Name: Christian E. Stein III
Title: Vice President

WELLS FARGO BANK, N.A.

By: /s/ Paul K. Stimpfl
Name: Paul K. Stimpfl
Title: Senior Vice President

CALYON CORPORATE AND INVESTMENT BANK

By: /s/ Douglas Weir
Name: Douglas Weir
Title: Director

By: /s/ Attila Coach
Name: Attila Coach
Title: Managing Director

UBS LOAN FINANCE LLC

By: /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

THE BANK OF NEW YORK

By: /s/ Jonathan Rollins, CFA
Name: Jonathan Rollins, CFA
Title: Vice President

NEW LENDERS:	BANK OF THE WEST

By: /s/ Sidney Jordan
Name: Sidney Jordan
Title: Vice President & Manager,
Loan Acquisitions Unit
Syndications Division

HARRIS N.A.

By: /s/ Jeffrey M. Worden
Name: Jeffrey M. Worden
Title: Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH

By: /s/ Jim C.Y. Chen
Name: Jim C.Y. Chen
Title: VP & General Manager

SUNTRUST BANK

By: /s/ Gregory M. Ratliff
Name: Gregory M. Ratliff
Title: Vice President

FIRST COMMERCIAL BANK NEW YORK AGENCY

By: /s/ Bruce M.J. Ju
Name: Bruce M.J. Ju
Title: VP & General Manager

CHIAO TUNG BANK CO., LTD. NEW YORK AGENCY

By: /s/ Chun-Kai Hu
Name: Chun-Kai Hu
Title: VP & Deputy General Manager

JPMORGAN CHASE BANK, N.A.

By: /s/ Jana Chiat
Name: Jana Chiat
Title: Underwriter

HUA NAN COMMERCIAL BANK, LTD, NEW YORK AGENCY

By: /s/ Te-Chin Wang
Name: Te-Chin Wang
Title: Assistant General Manager

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an "Assignment Fee") in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500